EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER



         THIS AGREEMENT AND PLAN OF MERGER (the "Plan"), dated as of September 17, 1997, is among Business Telecom, Inc., a North Carolina corporation ("BTI"), BTI Telecom Corp., a North Carolina corporation ("BTITC") and BTI OpCo Inc., a North Carolina corporation and wholly owned subsidiary of Telecom ("OpCo"). BTI and OpCo are hereinafter collectively referred to as the "Constituent Corporations" and individually as a "Constituent Corporation".

         1. THE MERGER. On the Effective Time (as hereinafter defined), OpCo shall be merged with and into BTI (the "Merger"), the separate corporate existence of OpCo shall thereupon cease, and BTI shall be the surviving corporation in the Merger (the "Surviving Corporation"). The name of the Surviving Corporation shall be Business Telecom, Inc. The Merger shall be effected pursuant to the provisions of and shall have the effect provided by the Business Corporation Act of the State of North Carolina (the "BCA").

         2. ARTICLES OF INCORPORATION AND BYLAWS. On and subsequent to the Effective Time, the Articles of Incorporation and Bylaws of BTI in effect immediately prior to the Effective Time shall continue to be the Articles of Incorporation and Bylaws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the BCA.

         3. EFFECT OF THE MERGER. On the Effective Time, the corporate existence of OpCo shall, as provided in the BCA, be merged into and continued in the Surviving Corporation, and the Surviving Corporation shall be deemed a continuation in entity and identity of each of the Constituent Corporations. The Surviving Corporation shall, from and after the Effective Time, possess all the rights, privileges, powers and franchises of whatsoever nature and description, as well as a public or private nature, and be subject to all the restrictions, liabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, tangible and intangible, real, personal and mixed, and debts due to either of the Constituent Corporations on whatever account as well for stock subscriptions as all other things in action or belonging to each of the Constituent Corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the several and respective Constituent Corporations, and the title to any real estate vested by deed or otherwise in any of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger. All rights of creditors and all liens upon the property of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it. Any claim existing or action or proceeding, whether civil, criminal or administrative, pending by or against either Constituent

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Corporation may be prosecuted to judgment or decree as if the Merger had not taken place, or the Surviving Corporation may be substituted in such action or proceeding.

         4. CONVERSION AND EXCHANGE OF SHARES. The manner and basis of converting and exchanging shares of the capital stock of the Constituent Corporations shall be as follows:

                  4.1 Stock of OpCo. Upon and by reason of the Merger becoming effective, each one (1) share of OpCo Common Stock issued and outstanding immediately prior to the Effective Time shall thereupon, without any action on the part of the holder thereof or the Constituent Corporations, be changed and converted into and become one (1) fully paid and nonassessable share of the Common Stock of the Surviving Corporation.

                  4.2 Stock of BTITC. Upon and by reason of the Merger becoming effective, each share of BTITC Common Stock issued and outstanding immediately prior thereto shall be cancelled and returned to the status of authorized but unissued shares.

                  4.3 Stock of BTI. Upon and by reason of the Merger becoming effective, each share of BTI Common Stock issued and outstanding immediately prior to the Effective Time shall thereupon, without any action on the part of the holder thereof or the Constituent Corporations, be converted into and become an aggregate of 272.72 shares (the "Exchange Ratio") of the Common Stock of BTITC.

                  5. Stock Certificates. After the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented shares of the Common Stock of BTI shall surrender the same, and such holder shall be entitled, upon such surrender, to receive in exchange therefor a certificate or certificates representing the number of whole shares of BTITC Common Stock, into and for which the shares of BTI Common Stock, so surrendered shall have been converted and exchanged as provided above. Until a certificate which represented shares of BTI Common Stock prior to the Effective Time and which is held by a person entitled to receive BTI Common Stock is surrendered, such certificate shall evidence for all purposes, other than the payment of any dividends or other distributions to holders of record of shares of BTI Common Stock, the ownership of shares of BTI Common Stock into which the shares of BTI Common Stock represented by such certificate prior to the Effective Time have been converted as provided above; provided, however, that upon surrender of a certificate theretofore representing shares of BTI Common Stock, there shall be paid to the record holder or holders of the certificate or certificates of BTITC Common Stock issued in conversion thereof the amount without interest thereon of such dividends and other distributions, if any, which theretofore have become payable with respect to the number of the whole shares of BTITC Common Stock represented thereby.

         6. STOCK OPTIONS. On the Effective Time, BTI hereby assigns, delegates and transfers to BTITC, and BTITC hereby assumes and continues: (i) all of BTI's stock option plans (including, without limitation, all of BTI's rights, title, interests, remedies, powers, obligations and duties under such stock option plans) in existence on the Effective Time, and (ii) the outstanding and unexercised portions of all outstanding options to purchase BTI Common Stock (including, without limitation, all of BTI's rights, title, interests, remedies, powers, obligations

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and duties under such stock options), whether granted under any such stock option plan or otherwise. The outstanding and unexercised portions of all options to purchase BTI Common Stock, including without limitation all options outstanding under BTI's stock option plans and any other outstanding stock options shall, as of the Effective Time, become options to purchase the number of shares of BTI Common Stock equal to the number of shares of BTI Common Stock subject to such option multiplied by the Exchange Ratio with no other changes in terms or conditions, (except for a corresponding adjustment to the per share exercise price), unless such changes shall be required to maintain the tax qualified status of incentive stock options under the Internal Revenue Code of 1986, as amended (the "Code"). Consistent with the provisions of the Code and the regulations, BTITC may, in its discretion, grant new options to purchase shares of BTITC Common Stock under the continued stock plans or otherwise, in the stead of BTI Common Stock as if BTITC had been the creator of BTI's stock option plans and stock options, and BTITC shall be substituted for and have all the obligations and liabilities of BTI under such continued stock plans and stock options. BTITC Common Stock shall be substituted for BTI Common Stock on a 272.72-for-1 basis as to any options granted by BTITC pursuant to the continued stock plans or otherwise subsequent to the Effective Time. It is the intention of the parties hereto that while the benefits of BTI's stock option plans and stock options shall be preserved for the employees of BTI, the assumption of such stock option plans and the outstanding and unexercised portions of all options to purchase BTI Common Stock by BTITC shall not confer any additional benefits on the holders of options granted under the stock option plans or otherwise, whether now outstanding or hereafter granted.

         7. OFFICERS AND DIRECTORS. The officers of the Surviving Corporation at and as of the Effective Time shall consist of all the persons who are officers of BTI immediately prior to the Effective Time until their successors have been duly elected or appointed and qualified in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws. The Board of Directors of the Surviving Corporation at and as of the Effective Time shall consist of all the persons who are directors of BTI immediately prior to the Effective Time until their successors have been duly elected or appointed and qualified in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

         8. RATIFICATION BY SHAREHOLDERS. This Plan shall be submitted to the shareholders of BTI , OpCo and BTITC for approval in accordance with applicable laws and the respective Articles of Incorporation and Bylaws of the Constituent Corporations. BTI, OpCo, and BTITC shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise, necessary for consummation of the Merger on the terms herein provided.

         9. TERMINATION. If for any reason the consummation of the Merger is inadvisable in the opinion of the Boards of Directors of BTI , OpCo or Telecom, this Plan may be terminated at any time before the Effective Time by written notice by one or more party to the other. Upon termination by written notice as provided in this Section, this Plan shall be void and of no further force or effect.


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         10. EFFECTIVE TIME. The Merger shall become effective, and the
Effective Time of the Merger shall occur upon filing of the Articles of Merger with the North Carolina Secretary of State.


                      [THE NEXT PAGE IS THE SIGNATURE PAGE]






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         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of this 17th day of September 1997.


                                         BUSINESS TELECOM, INC.


                                         By:__________________________

                                         Name:________________________

                                         Title:_________________________





                                         BTI OPCO INC.


                                         By:__________________________

                                         Name:________________________

                                         Title:_________________________




                                         BTI TELECOM CORP.


                                         By:___________________________

                                         Name:________________________

                                         Title:_________________________